UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2013 Annual Meeting of Shareholders as follows:

Date and Time:	July 17, 2013 at 11:00 a.m. EDT

Location:	Steelcase Global Headquarters
901 44th Street SE
Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of eleven directors nominated to a one-year term on the Board of Directors

2.	Advisory vote to approve named executive officer compensation

If you were a shareholder of record as of the close of business on May 20, 2013, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Legal Officer and Secretary

Grand Rapids, Michigan
June 5, 2013

PROXY STATEMENT

QUESTIONS AND ANSWERS

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the 2013 Annual Meeting of Shareholders, which we refer to in this proxy statement as the “Meeting”:

Proposal 1: Election of eleven directors nominated to a one-year term on the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed in Proposal 1 and FOR Proposal 2.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 20, 2013 (the “Record Date”) may vote at the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on May 20, 2013, there were 88,013,723 shares of Class A Common Stock and 35,845,664 shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on May 20, 2013.

How do I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on July 16, 2013.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on July 17, 2013 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of each of the nominees for director listed under Proposal 1 — Election of Directors and FOR Proposal 2.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker may not vote your shares on Proposals 1 or 2. For more information on the NYSE rules about broker voting, please see “Voting” under Supplemental Information.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of June 5, 2013, we do not know of any other matter to be considered at the Meeting.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting and voting in person.

Who may attend the Meeting?

Shareholders of record of Class A Common Stock or Class B Common Stock may attend the Meeting.

May I listen to the Meeting if I cannot attend?

You may listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Events & Presentations” page of the Investor Relations section of our website, located under “Company” at www.steelcase.com, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for 90 days thereafter.

Why didn’t I receive printed copies of this proxy statement and the annual report?

To demonstrate our commitment to sustainability by reducing the amount of paper, ink and other resources consumed in printing and mailing our annual report and proxy statement, and to reduce the cost to our company, we follow a process for the distribution of our proxy materials called “notice and access.” Notice and access allows us to send you a brief written notice, called a “Notice of Internet Availability of Proxy Materials,” which lists the address of a website where you can view, print or request printed copies of our proxy materials and an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. If you wish to elect to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding

Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2014 Annual Meeting of Shareholders by February 5, 2014. Shareholder proposals to be presented from the floor of the 2014 Annual Meeting must be received no earlier than April 18, 2014 and no later than May 8, 2014. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors has thirteen members. In July 2011, our Articles of Incorporation were amended to declassify the Board of Directors, and beginning in 2012, directors are elected annually, except that those directors who were in office at our 2012 annual meeting and have terms which expire in 2013 or 2014 are permitted to complete their remaining terms.

There are eleven nominees for election this year, each of whom is nominated to serve for a one-year term, and each of whom is currently a member of the Board. In addition, there are two other directors remaining in office with terms expiring in 2014. The Board of Directors recommends that you vote FOR each of the nominees.

Nominees for election as directors for a one-year term expiring in 2014:

Lawrence J. Blanford Director since 2012

Mr. Blanford was President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc. from 2007 to December 2012. Mr. Blanford is a director of Green Mountain Coffee Roasters, Inc. Age 59.

Mr. Blanford's recent experience as the chief executive officer, or CEO, of a consumer products organization and leading a public company in a challenging environment led the Board of Directors to recommend that he should serve as a director.

William P. Crawford Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is a director of Fifth Third Bank–a Michigan banking corporation. Age 70.

Mr. Crawford’s experience with our company, having served as a director for more than 30 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth has been Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that helps Afghan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth is a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Russell Investment Group. Age 58.

Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

James P. Hackett Director since 1994

Mr. Hackett has been Chief Executive Officer of Steelcase Inc. since 1994 and also served as President from 1994 to April 2013. Mr. Hackett is a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Lead Director of Fifth Third Bancorp. Age 58.

Mr. Hackett’s role as our CEO and his experience as an employee of our company for more than 30 years led the Board of Directors to recommend that he should serve as a director.

R. David Hoover Director since 2012

Mr. Hoover was Chairman of the Board of Directors of Ball Corporation from 2002 to April 2013. Mr. Hoover also served Ball Corporation as Chief Executive Officer from 2001 to 2011, President from 2000 to 2010 and Chief Financial Officer from 1992 to 2000. Mr. Hoover is a director of Ball Corporation, Eli Lilly and Company and Energizer Holdings, Inc., and within the past five years, he served as a director of Irwin Financial Corporation and Qwest Communications International Inc. Age 67.

Mr. Hoover’s experience as CEO of a global public company, his extensive public company governance experience in a variety of industries and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

David W. Joos Director since 2001

Mr. Joos has been Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, since May 2010. He served as President and Chief Executive Officer of CMS Energy Corporation and Chief Executive Officer of Consumers Energy Company from 2004 to May 2010. Mr. Joos is a director of AECOM Technology Corporation. Age 60.

Mr. Joos’ experience as CEO of a publicly traded company and his leadership and analytical skills led the Board of Directors to recommend that he should serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Operating Officer of Steelcase Inc. since April 2013. Mr. Keane has served as Chief Operating Officer since November 2012 and served as President, Steelcase Group from October 2006 to November 2012. Mr. Keane is a director of Rockwell Automation, Inc. Age 53.

Mr. Keane's role as our President and Chief Operating Officer and his experience in various leadership roles at our company led the Board of Directors to recommend that he should serve as a director.

Elizabeth Valk Long Director since 2001

Ms. Long held various management positions, including Executive Vice President, at Time Inc., a magazine publisher, until her retirement in 2001. Ms. Long is a director of Belk, Inc. and The J.M. Smucker Company. Age 63.

Ms. Long’s marketing expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. During the period from 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 62.

Mr. Pew’s experience with our company, having served as a director for more than 25 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross Director since 2006

Ms. Ross has been Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since September 2010. She served as Senior Vice President and Chief Financial Officer of Federal Express Corporation from 2004 to September 2010. Age 55.

Ms. Ross’ financial expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

P. Craig Welch, Jr. Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 68.

Mr. Welch’s experience with our company, having served as a director for more than 30 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Directors continuing in office for a term expiring in 2014:

Peter M. Wege II Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 64.

Mr. Wege’s experience with our company, having served as a director for more than 30 years and as an employee, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the Kate and Richard Wolters Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 55.

Ms. Wolters’ experience in philanthropic activities and community involvement, and her understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins to William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are first cousins to each other.

BOARD MEETINGS

Our Board of Directors met nine times during fiscal year 2013. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our then-current directors attended our 2012 Annual Meeting.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Lawrence J. Blanford, William P. Crawford, Connie K. Duckworth, R. David Hoover, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett and James P. Keane are not considered independent because of their executive management positions. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with us, provided that:

◦	the amount of business with us is less than the greater of $1 million or 1% of the other company’s annual gross revenue, or

◦	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•
the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with us, regardless of the amount;

•
the director is currently employed as an executive officer of a charitable institution that has received contributions from us or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1 million or 2% of the charitable institution’s annual gross revenue;

•
the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from us or the Steelcase Foundation during any of the past three years;

•	we have employed a member of the director’s immediate family within the last three years, provided that such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	we previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with us” includes us selling products or services to the other company, either directly or through our dealers, and us buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards. A copy of these categorical standards for director independence is also available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2013, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered

William P. Crawford	As described under “Related Person Transactions,” Mr. Crawford’s daughter is employed by Steelcase. She is not a board-elected officer.
Connie K. Duckworth
Ms. Duckworth is the pro bono Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization from which we purchased approximately $12,000 in products. The transactions were made in the ordinary course of business on an arm's-length basis.

Director	Relationships Considered

Cathy D. Ross
Ms. Ross is the Executive Vice President and Chief Financial Officer of Federal Express Corporation which purchased products and/or services from us or our dealers and from which we purchased services. In each case, the amount involved was less than 1% of Federal Express Corporation’s and our annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Ms. Ross has a material interest in these transactions.

Peter M. Wege II
Mr. Wege II’s daughter is an employee of an independently owned dealer which purchases products and/or services from us. The transactions with the dealer were made in the ordinary course of business, and we do not believe Mr. Wege II or his daughter has a material interest in these transactions.

P. Craig Welch, Jr.
As described under “Related Person Transactions,” Mr. Welch, Jr.’s brother-in-law is a 25% owner of the parent company of a supplier from which we purchased approximately $213,000 in products and/or services. The transactions were made in the ordinary course of business on an arm's-length basis.

Mr. Welch, Jr.'s son is a 50% owner and Chief Executive Officer of a supplier from which we purchased approximately $100,000 in products and/or services. The transactions were made in the ordinary course of business on an arm's-length basis.

In addition, the Committee considered that immediate family members of Directors Blanford, Duckworth, Hoover, Joos and Long are employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business. In each case, the purchases involved less than the greater of $1 million or 1% of the other company’s annual gross revenues.

The Committee determined that, with the exception of the relationship between us and Mr. Wege II’s daughter, each of the relationships it considered fell within the categorical standards adopted by the Board and, as a result, the relationships were not material. Following a review of the relevant facts and circumstances relating to the transactions involving Mr. Wege II’s daughter and assessing the materiality of the relationship from the standpoint of Mr. Wege II and Mr. Wege II’s daughter, the Committee determined that the relationship is not material and does not impair Mr. Wege II’s independence.

The Steelcase Foundation

The Steelcase Foundation is included in the categorical standards for director independence described above. The Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James P. Hackett, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of Director Peter M. Wege II), Craig M. Niemann (son-in-law of Director William P. Crawford) and Elizabeth Welch Lykins.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is referred to the Committee for approval, ratification or other action. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is referred to the Committee for appropriate action. In those instances where it is not practicable or desirable to wait until the next Committee meeting to consider the transaction, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy.

The Committee is authorized to approve those related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Fiscal Year 2013 Transactions

The following transactions occurred during fiscal year 2013 between our company and our directors, executive officers or owners of more than 5% of our voting securities:

•
We purchased approximately $213,000 in products and/or services from A&K Finishing, Inc. Robert W. Corl is a 25% owner of the parent company of A&K Finishing, Inc. and is a brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock. The amount purchased from A&K Finishing, Inc. represents less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis.

•	We employed Jennifer C. Niemann as Chief Executive Officer of Red Thread Spaces LLC, a subsidiary of Steelcase Inc., a non-executive officer position, and paid her related compensation.

For fiscal year 2013, Ms. Niemann earned $612,647 in total compensation, which included her base salary, annual and long-term awards under our Management Incentive Plan, earnings on prior years’ Management Incentive Plan awards, life insurance premiums paid by us and perquisites relating to relocation for her current assignment. She also participated in other benefit programs on the same terms as other U.S. employees in comparable positions. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

•
We paid approximately $606,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facilities, retirement plan services and seminar fees. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. In addition, our CEO, James P. Hackett, is a director of Fifth Third Bancorp, and Director William P. Crawford is a director of Fifth Third Bank—a Michigan banking corporation, but neither Mr. Hackett nor Mr. Crawford is considered to have a direct or indirect material interest in our transactions with Fifth Third. The amounts paid to Fifth Third represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis.

•
We sold products and related services for approximately $2.1 million to Fifth Third. The sales represent less than 5% of Fifth Third's annual revenues and our annual revenues and were made in the ordinary course of business at prevailing prices not more favorable to Fifth Third than those available to other customers for similar purchases.

•
We sold products and related services for approximately $2.0 million to The Bank of New York Mellon Corporation, or BONY Mellon, and its affiliates. As of December 31, 2012, BONY Mellon was a beneficial owner of more than 5% of our Class A Common Stock. The sales represent less than 5% of BONY Mellon's annual revenues and our annual revenues and were made in the ordinary course of business at prevailing prices not more favorable to BONY Mellon than those available to other customers for similar purchases.

•
We sold products and related services for approximately $454,000 to The Vanguard Group, Inc., or Vanguard, and its affiliates. As of December 31, 2012, Vanguard was a beneficial owner of more than 5% of our Class A Common Stock. The sales represent less than 5% of Vanguard's annual revenues and our annual revenues and were made in the ordinary course of business at prevailing prices not more favorable to Vanguard than those available to other customers for similar purchases.

The Nominating and Corporate Governance Committee reviewed each of the transactions described above, and following such review, the Committee approved the purchase of products and/or services from A&K Finishing, Inc., the employment of Ms. Niemann and the payment of related compensation to her. In each case, the director related to the person or entity involved in the transaction did not participate in the approval of the transaction by the Committee or the Board of Directors. Approval of the transactions with Fifth Third, BONY Mellon and Vanguard was not required pursuant to our Related Person Transactions Policy, because Fifth Third, BONY Mellon and Vanguard are institutional shareholders holding Steelcase stock with no apparent purpose or effect of changing or influencing control of our company.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at our expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.

Committee Membership and Meetings

The following table indicates the current membership of each of the Board of Directors’ committees and the number of times the committees met during fiscal year 2013. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent.

Committee	Meetings in Fiscal Year 2013	Current Members

Audit	9	Cathy D. Ross (Chair) Lawrence J. Blanford R. David Hoover David W. Joos Peter M. Wege II
Compensation	7	David W. Joos (Chair) Connie K. Duckworth Elizabeth Valk Long P. Craig Welch, Jr. Kate Pew Wolters
Executive	1	Robert C. Pew III (Chair) James P. Hackett David W. Joos Elizabeth Valk Long Cathy D. Ross
Nominating and Corporate Governance	5	Elizabeth Valk Long (Chair) R. David Hoover P. Craig Welch, Jr. Kate Pew Wolters

Committee Charters

The Audit, Compensation and Nominating and Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” The principal responsibilities of each committee are detailed below and in the following pages.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Responsibilities

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•
reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

Audit Committee Financial Experts

The Board of Directors has designated each of Cathy D. Ross, R. David Hoover and David W. Joos as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission, or SEC, based on their respective financial and accounting education and experience. Ms. Ross, Mr. Hoover, Mr. Joos and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

Responsibilities

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Authority of the Compensation Committee

Pursuant to its charter, the Compensation Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may also delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Compensation Committee must submit any changes to our CEO’s compensation to our Board of Directors for ratification.

Delegation of Authority

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock and more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with the Company’s broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under the Steelcase Inc. Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and submits the compensation for our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities.

The Committee has appointed Exequity LLC, or Exequity, to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee, and no conflicts of interests have been raised with regard to the work performed by Exequity.

Compensation Risk Assessment

During fiscal year 2013, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of Director P. Craig Welch, Jr., who serves on our Compensation Committee.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, our CEO and the Chairs of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

Nominating and Corporate Governance Committee

Responsibilities

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board of Directors to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board of Directors;

•	overseeing the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer, or CEO;

•	reviewing director compensation and recommending appropriate changes to our Board of Directors;

•	administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest;

•	reviewing and approving any related person transactions under our Related Person Transactions Policy;

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct; and

•	reviewing the annual budget established for the Board and monitoring the spending against such budget.

Qualifications for Nominees

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•
the candidate’s name, resume or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our by-laws.

Engagement of External Search Firm

The Nominating and Corporate Governance Committee retained Korn/Ferry International, or Korn/Ferry, to assist the Committee in identifying and evaluating potential director nominees during fiscal year 2013. Korn/Ferry reported directly to the Committee, and Lawrence J. Blanford and R. David Hoover were recommended as nominees by Korn/Ferry.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Corporate Governance section of our website at www.steelcase.com under “Company,” “Investor Relations.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III serves as non-executive Chair of the Board, and James P. Hackett serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Hackett to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of the Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. On a quarterly basis, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

The only members of our Board who are also members of management are James P. Hackett, our CEO, and James P. Keane, our President and Chief Operating Officer. Our Board meets quarterly in executive session without any members of management present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to:

Board of Directors
c/o Lizbeth S. O’Shaughnessy, Secretary
Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Materials Available upon Request

We will provide a printed copy of any of the following materials (each of which is also available on our website at www.steelcase.com) to you upon request and without charge:

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.
Investor Relations, GH-3E
P.O. Box 1967
Grand Rapids, MI 49501-1967

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors as of the end of fiscal year 2013 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$110,000	$190,000
Committee Chair Annual Retainers:
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$5,000
Committee meeting fee, per committee meeting attended	$1,500	$—

Board and committee chair annual retainers are payable 50% in cash and 50% in shares of our Class A Common Stock, and committee meeting fees are payable in cash. A director may elect to receive all or a part of the cash portion of his or her annual retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Hackett and James P. Keane are directors, but they do not receive any additional compensation for their service as directors because they are employees.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Stock Ownership Guidelines

Our non-employee directors are required to be paid at least 50% of their board annual retainers and committee chair annual retainers in the form of either Class A Common Stock issued under our Incentive Compensation Plan or elect a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan. Our Board expects that any director compensation that is paid in Class A Common Stock or a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan will be held by the directors while they serve on the Board.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2013.

Fiscal Year 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total

Lawrence J. Blanford	$32,000	$27,500	$59,500
William P. Crawford	$58,000	$55,000	$113,000
Connie K. Duckworth	$67,025	$54,975	$122,000
R. David Hoover	$50,273	$41,227	$91,500
David W. Joos	$78,000	$60,000	$138,000
Elizabeth Valk Long	$77,000	$57,500	$134,500
Robert C. Pew III	$95,026	$94,974	$190,000
Cathy D. Ross	$73,521	$59,979	$133,500
Peter M. Wege II	$68,525	$54,975	$123,500
P. Craig Welch, Jr.	$73,025	$54,975	$128,000
Kate Pew Wolters	$73,025	$54,975	$128,000

(1)
The amounts shown in this column reflect the portion of the directors’ retainers and fees payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or a part of this portion of their retainers and/or fees in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers and/or fees as a deemed investment in Class A Common Stock.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	2,893
David W. Joos	—	8,010
Elizabeth Valk Long	—	8,011
P. Craig Welch, Jr.	5,741	1,862

(2)
The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2013 filed with the SEC on April 19, 2013.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	2,525
William P. Crawford	—	5,743
Connie K. Duckworth	5,741	—
R. David Hoover	4,095	—
David W. Joos	—	6,265
Elizabeth Valk Long	—	6,004
Robert C. Pew III	9,918	—
Cathy D. Ross	520	5,743
Peter M. Wege II	5,741	—
P. Craig Welch, Jr.	5,741	—
Kate Pew Wolters	5,741	—

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2013 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of FY End

Lawrence J. Blanford	5,457
William P. Crawford	36,372
David W. Joos	129,817
Elizabeth Valk Long	105,926
Cathy D. Ross	36,465
Peter M. Wege II	4,679
P. Craig Welch, Jr.	52,986
Kate Pew Wolters	1,705

Other Benefits

During fiscal year 2013, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to U.S. employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The following table shows, for each outside director who participated in the plan during fiscal year 2013, the amount of taxable income relating to such participation.

Participating Directors	Fiscal Year 2013 Taxable Income

R. David Hoover	$184
Robert C. Pew III	$16,443
Peter M. Wege II	$11,693
P. Craig Welch, Jr.	$11,693
Kate Pew Wolters	$5,569

Other Payments Received by Directors

William P. Crawford currently receives payments under our Executive Supplemental Retirement Plan and is entitled to receive payments under a deferred compensation arrangement that was in effect when his employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. His rights to receive those payments and benefits are not conditioned on continued service on our Board.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 22, 2013 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 22, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

Cathy D. Ross (Chair)
Lawrence J. Blanford
R. David Hoover
David W. Joos
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2013 (estimated) and fiscal year 2012 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2013	Fiscal Year 2012

Audit Fees (1)	$2,128,000	$1,807,000
Audit-Related Fees	$—	$—
Tax Fees (2)	$724,000	$586,000
All Other Fees	$—	$—
Total	$2,852,000	$2,393,000

(1)
Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.

(2)	Tax fees consisted primarily of fees related to consultation services for expatriate employees and corporate tax compliance services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2013 services and fees reflected in the above table were pre-approved by the Audit Committee.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors.

The compensation of our named executive officers for the past three fiscal years is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section, and the Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2013. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Taking into account the results of such vote, the Board of Directors determined that it is in the best interests of the company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. Thus, the next advisory vote to approve named executive officer compensation will be held at the 2014 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

David W. Joos (Chair)
Connie K. Duckworth
Elizabeth Valk Long
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2013 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The amounts of compensation earned by these executives in fiscal year 2013 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it. This section also discusses changes to the compensation programs for the named executive officers which have been made for fiscal year 2014.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders by linking pay with company and stock performance. In fiscal year 2013, we awarded three types of incentive compensation opportunities to our named executive officers: (1) cash awards under our Management Incentive Plan, or MIP, earned based on economic value added, or EVA, for the fiscal year, (2) restricted units which will vest and be settled in shares of our Class A Common Stock at the end of three fiscal years and (3) performance units which will be earned based on our total shareholder return, or TSR, relative to a peer group over three fiscal years and settled in shares of our Class A Common Stock. The incentive compensation realized by our named executive officers for fiscal year 2013 consisted of the MIP awards earned based on fiscal year 2013 EVA performance and performance units earned based on our relative TSR performance for fiscal years 2011 through 2013.

In fiscal year 2013, we recorded $2.9 billion of revenue and $38.8 million of net income or $0.30 per share.  This represented year-over-year revenue growth of 4% and a 32% decline in net income.  The fiscal year 2013 results were negatively impacted by goodwill impairment charges of $59.9 million, which under our MIP will be amortized over a five-year period beginning with fiscal year 2013.  The results also included foreign tax credit benefits, tax valuation allowance adjustments and environmental reserve adjustments, which had a net favorable impact on net income of $12.7 million (excluding the related impact on variable compensation expense) and which were included in the calculation of EVA under our MIP for fiscal year 2013.  Under our MIP, EVA for fiscal year 2013 was $(1.0) million, an improvement of $24.8 million compared to fiscal year 2012 and above our fiscal year 2013 MIP target of $(5.0) million.  As a result, the short-term incentive compensation realized by our named executive officers was at 106% of target.

Our TSR expressed as a compound annual rate for the three fiscal years ended in 2013 was 27.7%, ranking at the 70th percentile of the relative TSR peer group. As a result, the performance units awarded in fiscal year 2011 were earned at 150% of target.

Additional executive compensation highlights for fiscal year 2013 are:

•	Our say-on-pay advisory vote was approved at our 2012 annual shareholders’ meeting, with over 96% of the votes cast in favor.

•	James P. Keane was promoted to Chief Operating Officer effective November 2012 and received an increase in his base salary and MIP target as well as an award of 100,000 restricted units.

•
Our Board of Directors prohibited our executive officers and directors from pledging shares of our stock except, for directors only, in limited circumstances with the approval of the Nominating and Corporate Governance Committee.

In fiscal year 2014, the Compensation Committee approved changes to the performance measures to be used for the incentive compensation of our named executive officers. For fiscal year 2014, the performance measure for annual cash awards under our MIP is return on invested capital, or ROIC, rather than EVA, and the named executive officers each received two separate performance unit awards, one of which will be earned based on our TSR performance relative to a peer group over three fiscal years and the second of which will be earned based on our average ROIC over three fiscal years. The named executive officers each also received a restricted unit award which will vest at the end of three fiscal years.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders,

•	ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies and

•	maintain internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s use in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO, the individual performance of each officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us; however, during fiscal year 2013, we entered into an agreement with Sara E. Armbruster which details the terms relating to her temporary relocation assignment.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices, the Compensation Committee engaged Towers Watson to provide the Committee with an annual study which compares our executive compensation to that of a comparison group of companies. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation for the comparison group. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to those of his or her peers in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals, (c) the relative experience level of the officer and his or her tenure with our company and (d) the performance of the company, including stock price performance.

The criteria established by the Compensation Committee for the composition of the comparison group for fiscal year 2013 were (1) furniture companies, including office furniture and residential furniture companies and (2) other global durable goods manufacturing companies. The comparison group consisted of the following companies:

AMTEK, Inc.	Herman Miller, Inc.	Snap-on Inc.
AO Smith Corp.	HNI Corporation	SPX Corporation
Armstrong World Industries Inc.	Navistar International Corporation	Thomas & Betts Corporation
Avery Dennison Corp.	Oshkosh Corporation	Timken Co.
Ball Corporation	Parker-Hannifin Corporation	Toro Company
Donaldson Company, Inc.	Pitney Bowes Inc.	Trinity Industries Inc.
GATX Corporation	Rockwell Automation, Inc.

As of January 2012 (the timing of the comparison data used for fiscal year 2013 compensation decisions), the median revenue for the comparison group for the most recently available fiscal year was $2.7 billion, and median market cap was $2.3 billion.

Our say-on-pay shareholder advisory vote received greater than 96% approval at our 2012 annual shareholders meeting. In April 2013, the Compensation Committee approved changes to the performance measures to be used for incentive compensation of our named executive officers for fiscal year 2014, but these changes were not made in response to our 2012 say-on-pay shareholder advisory vote.

Base Salary

As described above, the base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

In early fiscal year 2013, each of the named executive officers received a merit increase to his or her base salary within a normal range, and Sara E. Armbruster received an additional increase of 8.0% based upon her increased experience and to better align her base salary with the market range for her position in the Towers Watson comparison study. Effective November 2012, James P. Keane’s base salary was increased 6.4% in connection with his promotion to Chief Operating Officer.

Incentive Compensation

In fiscal year 2013, the incentive compensation awarded to our executive officers included three types of awards: (1) annual awards under our MIP, which were earned based on our EVA results for the fiscal year and were paid in cash, (2) time-vested restricted unit awards which will be settled in shares of Class A Common Stock at the end of three fiscal years and (3) performance unit awards which will be earned based on our relative TSR performance for three fiscal years and settled in shares of Class A Common Stock. The combination of these three types of awards, when awarded year-after-year, creates overlapping award cycles that are designed to create retention, provide a mix of cash and equity-based incentives and balance short-term and long-term performance.

As an illustration, the following chart shows the mix of compensation for James P. Hackett compared to the average of the other named executive officers as a group for fiscal year 2013, valuing the MIP awards at the target level of performance, the restricted unit awards at the grant date market price per share of Class A Common Stock and performance unit awards at the grant date market price per share of the target number of shares of Class A Common Stock, and notes the portion of the total compensation denominated in the form of cash or equity and the portion based on EVA or TSR performance. The mix of compensation for the CEO is more heavily weighted to performance and equity, particularly performance unit awards, although performance-based equity is also a significant component for the other named executive officers.

Mix of Compensation at Target Levels

100%
80%
60%
40%
20%
0%
Equity
Cash
44.8%
15.0%
20.1%
20.1%
TSR
EVA
Equity
Cash
31.8%
15.6%
23.2%
29.4%
TSR
EVA
CEO FY2013 @ Target
Average of Other NEOs FY2013 @ Target
Base Salary
Short-Term MIP
Restricted Units
Performance Units

Short-Term Cash Incentive Awards

Philosophy and Practice

As described above, in fiscal year 2013, each of our named executive officers received a cash award under our MIP which may be earned based on the achievement of certain EVA results. EVA is a profit measure that takes into account the cost of capital and is calculated by taking our net income before interest expense, deducting a capital charge representing the economic cost of an expected return (set by the Compensation Committee at 10% for fiscal year 2013) on average shareholders’ equity and average long-term debt, and adjusting for cash and short-term investments (including the cash surrender value of variable life company-owned life insurance policies) in excess of $100 million and related interest income, the impact of recent acquisitions and the deferral of a portion of restructuring or other charges to the extent approved by the Compensation Committee. No awards can be earned to the extent that they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

We used EVA as the performance measure for the MIP awards because we believe it is an effective measure of the performance of our business, it reinforces the efficient use of capital and it fits with our compensation philosophy of sharing profits with our employees. In addition to the named executive officers, approximately 350 management employees participate in the MIP and the majority of our other employees also received annual incentive compensation based on EVA results for fiscal year 2013.

Fiscal Year 2013 Awards

The amount of EVA required to earn the minimum, target and maximum level of awards under the MIP established by the Compensation Committee for fiscal year 2013 are set forth in the following chart. In setting the EVA target for fiscal year 2013, the Compensation Committee considered our annual financial plan, industry conditions, the economic environment and the need to motivate our employees to achieve our business objectives. The amount of EVA performance above or below the target that would have resulted in the awards being earned at the minimum level or at the maximum level was set at 8% of average EVA capital for the fiscal year. In the following table, the Equivalent Level of Net Income column indicates the approximate amount of net income for fiscal year 2013 which would have resulted in the threshold, target or maximum awards being earned, assuming that all other actual financial results and EVA capital for fiscal year 2013 were unchanged.

Performance Level	EVA Performance	Amount Earned	Equivalent Level of Net Income

Threshold	$ (67.0) million	0% of target	$ (27.2) million
Target	$ (5.0) million	100% of target	$ 34.8 million
Maximum	$ 57.0 million	200% of target	$ 96.8 million

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee and, in the case of our CEO, ratified by the Board. The named executive officers’ target MIP awards at the end of fiscal year 2013 were as follows:

Name	Target Award

James P. Hackett	100% of base salary
David C. Sylvester	80% of base salary
James P. Keane	90% of base salary
Sara E. Armbruster	60% of base salary
Nancy W. Hickey	80% of base salary

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review” and the officer’s long-term incentive compensation. The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the median level of annual incentive compensation shown in the Towers Watson comparison study and relative to each officer.

In November 2012, James P. Keane's target MIP award was increased from 80% to 90% in connection with his promotion to Chief Operating Officer.

Awards Earned and Link to Company Performance

Our actual EVA performance for fiscal year 2013 was $(1.0) million, resulting in the MIP awards being earned at 106% of target. Net income for fiscal year 2013 was $38.8 million. Fiscal year 2013 net income was negatively impacted by goodwill impairment charges of $59.9 million, which under our MIP will be amortized over a five-year period beginning with fiscal year 2013. The following chart depicts the relationship between our EVA, as calculated under the MIP, and net income (loss), on the left axis, and the percentage of target earned under the MIP, on the right axis, for each of the past five fiscal years.

EVA
Net Income (Loss)
Payout %
$125
$75
$25
-$25
-$75
-$125
$ million
200%
175%
150%
125%
100%
75%
50%
25%
0%
MIP % of Target Earned
FY2009
FY2010
FY2011
FY2012
FY2013

Long-Term Equity Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term equity-based incentive awards under our Incentive Compensation Plan each year, in accordance with our philosophies of linking pay to performance, encouraging retention and aligning the interests of our executives with those of our shareholders. The awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved at a special meeting.

In addition to granting annual equity-based incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. In fiscal year 2013, in connection with his promotion to Chief Operating Officer, James P. Keane received an award of 100,000 restricted units which will vest in full on the third anniversary of the grant date.

All grants of equity-based incentive awards to named executive officers require the advance approval of the Compensation Committee (and, for equity awards to our CEO, ratification by the Board), and we do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

Fiscal Year 2013 Awards

In fiscal year 2013, each of the named executive officers was granted performance units with a three-year performance period and restricted units with a three-year vesting period as follows:

•	The performance units will be earned based on our TSR performance relative to the industrial subset of companies within the S&P MidCap 400 Index. TSR equals the average closing price of our Class A Common Stock for the last 20 trading days in the performance period, plus dividends paid during the performance period, divided by the average closing price for the 20 trading days just prior to the beginning of the performance period.

•	The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares under the performance units awarded in fiscal year 2013 were set as follows:

Performance Level	Relative TSR Performance	Number of Shares Earned

Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

•
Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period.

•
Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid during the vesting period. The restricted units will vest at the end of fiscal year 2015.

The Compensation Committee selected TSR as the performance measure for the performance units to align the compensation of the executive officers with the interests of our shareholders. It chose the industrial subset of the S&P MidCap 400 index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company. In developing the performance scale for the performance units, the Compensation Committee maintained the scale used in fiscal year 2012, which was reviewed based on survey data and market prevalence on TSR scales used by other companies. The awards are settled in shares to further align the compensation of the executives with the interests of our shareholders.

In determining the number of performance units and restricted units to be granted, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the estimated value of the recommended total target level of performance units and the restricted units (using a recent average closing price for shares of our Class A Common Stock) as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the Towers Watson comparison study and the estimated expense of the awards. For each of the named executive officers, other than the CEO, the equity awards were split between performance units and restricted units based on a ratio of 67% and 33%, respectively. The Committee followed a similar process for the CEO and granted a total value similar to fiscal year 2012 and determined that a ratio of 75% performance units and 25% restricted units was appropriate, providing a greater emphasis on alignment with the long-term interests of our shareholders, pay for performance and TSR. The final performance unit and restricted unit awards, including the awards to our CEO, were approved by the Committee, and the awards to our CEO were ratified by the Board of Directors.

Awards Earned in Fiscal Year 2013 and Link to Company Performance

The performance period for the performance units granted to the named executive officers in fiscal year 2011 ran from the beginning of fiscal year 2011 through the end of fiscal year 2013 and the awards could be earned based on relative TSR. The following table sets forth the performance levels which would have resulted in the threshold, target and maximum amounts being earned.

Our actual TSR performance for the performance period of this award, also shown in the following table, resulted in shares being earned at 150% of target.

Performance Level	Relative TSR Performance	Number of Shares Earned	Compound Annual TSR Required to Achieve % Earned

Minimum	<30th percentile	25% of target	—%
Threshold	30th percentile	50% of target	12.1%
Target	50th percentile	100% of target	19.9%
Maximum	90th percentile	200% of target	34.0%
Actual	70th percentile	150% of target	27.7%

Fiscal Year 2014 Changes

Annually, the Compensation Committee reviews the incentive calculations and performance measures to make changes as appropriate. In April 2013, the Compensation Committee approved changes to the performance measures to be used for the incentive compensation for our named executive officers awarded in fiscal year 2014.

MIP Awards

For fiscal year 2014, the annual cash awards granted under our MIP will be earned based on ROIC. ROIC equals our net operating profit after tax (NOPAT), divided by average invested capital. NOPAT is calculated by taking net income and adding back after-tax interest expense, and adjusting for after tax interest income related to cash and short-term investments in excess of $100 million, investment gains and losses related to variable life company-owned life insurance policies and the deferral of a portion of restructuring or other charges to the extent approved by the Compensation Committee. Average invested capital is calculated by adding average shareholders' equity and average long-term debt and adjusting for average cash and short-term investments (including the cash surrender value of variable life company-owned life insurance policies) in excess of $100 million and the impact of recent acquisitions or other adjustments to the extent approved by the Compensation Committee.

The Compensation Committee selected ROIC, which is EVA expressed as a percentage of capital instead of a dollar amount, as a performance measure because it is a common business metric and is often used to evaluate company performance. The change from EVA to ROIC continues to reinforce the efficient use of capital. ROIC is being utilized as the performance measure for fiscal year 2014 for all annual cash awards under the MIP and the annual incentive compensation for the majority of our other employees.

No changes were made to the target MIP award levels for the named executive officers for fiscal year 2014. The levels of ROIC performance that would result in the threshold, target or maximum award being earned in fiscal year 2014 were set as follows:

Performance Level	ROIC Performance	Amount Earned

Threshold	0.0%	0% of target
Target	10.0%	100% of target
Maximum	20.0%	200% of target

Equity Awards

In fiscal year 2014, each of the named executive officers was granted a restricted unit award and two performance unit awards. The restricted unit awards will vest at the end of three fiscal years, and the performance unit awards will be earned over three fiscal years; all three awards will be settled in shares of our Class A Common Stock.

The first set of performance unit awards will be earned based upon our TSR performance relative to the industrial subset of companies within the S&P MidCap 400 Index over fiscal years 2014 through 2016. The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares under these performance units were set as follows:

Performance Level	Relative TSR Performance	Number of Shares Earned

Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

The second set of performance unit awards will be earned based upon our average ROIC over fiscal years 2014 through 2016. The levels of average ROIC performance that would result in the award of the threshold, target or maximum number of shares under these performance units were set as follows:

Performance Level	ROIC Performance	Number of Shares earned

Threshold	6.0% or below	0% of target
Target	11.0%	100% of target
Maximum	16.0%	200% of target

These changes were made to include an internal performance measure and reduce the weighting on relative TSR performance to achieve a balance between long-term internal performance and stock performance. No changes were made to the level of target equity awards for the named executive officers (valued as a percentage of salary using recent market prices at the time of grant). For each of the named executive officers other than the CEO, the equity awards were allocated as follows: 33.5% TSR-based performance units, 33.5% ROIC-based performance units and 33.0% restricted units. The awards granted to the CEO were allocated as follows: 37.5% TSR-based performance units, 37.5% ROIC-based performance units and 25% restricted units, to provide greater emphasis on alignment with the long-term interests of our shareholders, pay for performance, TSR and company performance.

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we made a non-

discretionary contribution of 4% of each participant’s eligible pay for fiscal year 2013. In addition, we matched 50% of the first 4% of eligible pay each participant contributed to the plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2013, we made an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The Executive Supplemental Retirement Plan, which was originally adopted in 1981, is intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. Participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Certain senior management employees, including our CEO, also have individual deferred compensation agreements with us that were entered into more than ten years ago. Under these agreements, the employees deferred a portion of their compensation and are entitled to receive fixed payments beginning at age 70. These agreements were intended to allow participants to build additional retirement income on a tax-deferred basis. At the time we entered into the agreements, we purchased company-owned life insurance policies that, although they were not pledged sources of funding for these agreements, were expected to generate returns that would approximate our obligations under the agreements.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S employees of Steelcase Inc. who are qualified retirees.    We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage based on the date the participant retired, age and years of service.  All retirees pay the full cost of dental and vision.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

Each of the named executive officers participates in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2013 are detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisites received in fiscal year 2013 by the named executive officers were (1) an optional annual physical examination (2) in the case of James P. Hackett and Sara E. Armbruster only, home security costs and (3) in the case of Sara E. Armbruster only, certain benefits related to her temporary relocation assignment, as further described in the following paragraph, and a $25 gift card given in recognition of her fifth anniversary with the company. In addition, the family members of some of our named executive officers traveled on our corporate aircraft on occasion during fiscal year 2013, but the incremental cost to our company of such travel was negligible as they were passengers on flights that were otherwise scheduled for business purposes. Use of our corporate aircraft by our CEO for personal travel is governed by written aircraft time-sharing agreements under which he reimburses us for all operating expenses associated with the flight, multiplied by 200%. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers, other than Sara E. Armbruster, in fiscal year 2013 was less than $10,000 per officer.

In fiscal year 2013, Sara E. Armbruster temporarily relocated for a job assignment, and we entered into an agreement with Ms. Armbruster detailing the benefits she would receive in connection with the assignment. Those benefits consist of home-finding travel, temporary housing, use of furniture, utilities, property management services, family travel, a relocation allowance, shipment of personal goods and vehicles, tax return preparation and tax equalization and gross-up payments.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products. None of the named executive officers has a company car or company-provided housing (other than Sara E. Armbruster, as discussed above), and we do not pay any country club memberships or financial planning for any of the named executive officers.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet the guidelines in order to allow them an appropriate period of time to build their holdings through annual equity awards.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with their stock ownership guidelines.

Speculative Transactions and Stock Pledging

We prohibit our directors and executive officers from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls. In addition, during fiscal year 2013, our Board of Directors approved a resolution prohibiting our executive officers from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee. Any pledge arrangements by directors which were in place prior to the adoption of such resolution may be continued in accordance with their terms; however, any renewals, extensions or modifications thereof will be subject to the requirements set forth in the Company's Corporate Governance Principles.

Non-compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James P. Hackett, our CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2013. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

James P. Hackett	2013	$945,000	$3,544,863	$1,001,549	$270,381	$25,074	$5,786,867
Chief Executive Officer	2012	$973,154	$4,004,150	$701,291	$114,177	$19,674	$5,812,446
	2011	$900,000	$2,056,500	$448,823	$124,024	$4,974	$3,534,321

David C. Sylvester	2013	$430,927	$1,018,666	$365,330	$236,425	$25,074	$2,076,422
Senior Vice President, Chief Financial Officer	2012	$424,212	$1,190,520	$248,880	$187,456	$19,674	$2,070,742
	2011	$380,000	$822,600	$151,282	$145,298	$2,120	$1,501,300

James P. Keane	2013	$548,625	$2,082,280	$484,196	$279,551	$25,074	$3,419,726
President and Chief Operating Officer	2012	$544,500	$1,472,355	$319,641	$219,680	$19,699	$2,575,875
	2011	$479,000	$914,000	$191,902	$139,428	$2,285	$1,726,615

Sara E. Armbruster	2013	$357,648	$536,140	$227,297	$967,747	$172,460	$2,261,292
Vice President, WorkSpace Futures and Corporate Strategy

Nancy W. Hickey	2013	$398,938	$857,824	$338,245	$100,388	$25,074	$1,720,469
Senior Vice President, Chief Administrative Officer	2012	$410,327	$944,976	$236,546	$45,246	$19,674	$1,656,769
	2011	$380,000	$667,220	$151,513	$38,351	$2,995	$1,240,079

(1)	For fiscal year 2012, the amounts reported in the Salary column include a one-time payment for accrued vacation due to a change in our U.S. vacation policy.

(2)
The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for performance units and restricted units granted during the applicable fiscal year. The grant date fair value of the performance units was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned, and the grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units. The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2013 filed with the SEC on April 19, 2013.

(3)	The amounts shown in this column represent the sum of:

(a)	short-term MIP awards earned in the applicable fiscal year and

(b)	for fiscal years 2012 and 2011 only, earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.

The short-term MIP awards were paid in cash shortly after the end of the applicable fiscal year.
Prior to fiscal year 2010, the named executive officers received annual long-term MIP awards based on EVA performance, and the earned cash portion of those awards was payable in three equal annual installments after the end of the three following fiscal years. We maintained the unpaid amounts in unfunded accounts which were credited with an annual rate of return (based on an estimate of our three-year incremental borrowing rate).

(4)
The amounts shown in this column represent the net increase in actuarial present value of the applicable officer’s accumulated benefit under (a) our Executive Supplemental Retirement Plan and (b) in the case of James P. Hackett, a deferred compensation agreement. The amount shown for Sara E. Armbruster represents the entire present value of her accumulated benefit under our Executive Supplemental Retirement Plan because she became a participant in the plan during fiscal year 2013. For the other named executive officers, the changes in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan are primarily affected by changes in compensation and the discount rate and attributable to the following: (a) in fiscal year 2013, a decrease in the discount rate from 3.9% to 3.1%, (b) in fiscal year 2012, a decrease in the discount rate from 4.8% to 3.9%, and (c) in fiscal year 2011, a decrease in the discount rate from 5.3% to 4.8%. In addition, fiscal year 2011 was impacted by the restoration of the officers’ base salaries to prior year levels. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2013 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Other	All Other Compensation - Total

James P. Hackett	$25,000	$74	$—	$25,074
David C. Sylvester	$25,000	$74	$—	$25,074
James P. Keane	$25,000	$74	$—	$25,074
Sara E. Armbruster	$25,000	$74	$147,386	$172,460
Nancy W. Hickey	$25,000	$74	$—	$25,074

For Sara E. Armbruster, the amount shown in the "Other" column represents: (a) perquisites totaling $112,818 received in connection with her temporary assignment, consisting of housing costs of $69,198, home furnishings, relocation allowance, shipment and storage of household goods, home finding, relocation management services, property management, family travel and home security, (b) tax equalization and gross-up payments of $34,408 and (c) a physical examination and a $25 gift card given in recognition of her fifth anniversary with the company.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2013 under our incentive compensation plans.

Fiscal Year 2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Hackett	4/12/2012 (1)	$—	$944,857	$1,889,714
	4/12/2012 (2)				114,375	228,750	457,500		$2,838,788
	4/12/2012 (3)							76,250	$706,075

David C. Sylvester	4/10/2012 (1)	$—	$344,651	$689,302
	4/10/2012 (2)				31,825	63,650	127,300		$742,159
	4/10/2012 (3)							31,350	$276,507

James P. Keane	4/10/2012 (1)	$—	$456,789	$913,578
	4/10/2012 (2)				33,500	67,000	134,000		$781,220
	4/10/2012 (3)							33,000	$291,060
	10/29/2012 (3)							100,000	$1,010,000

Sara E. Armbruster	4/10/2012 (1)	$—	$214,431	$428,862
	4/10/2012 (2)				16,750	33,500	67,000		$390,610
	4/10/2012 (3)							16,500	$145,530

Nancy W. Hickey	4/10/2012 (1)	$—	$319,099	$638,198
	4/10/2012 (2)				26,800	53,600	107,200		$624,976
	4/10/2012 (3)							26,400	$232,848

(1)
These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2013, as described in the narrative following this table. Following the end of fiscal year 2013, actual performance resulted in these awards being earned at 106% of target and paid in cash. The actual amounts earned were: James P. Hackett, $1,001,549; David D. Sylvester, $365,330; James P. Keane, $484,196; Sara E. Armbruster $227,297; and Nancy W. Hickey, $338,245.

(2)
These lines show performance unit awards made under our Incentive Compensation Plan, as described in the narrative following this table. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

(3)
These lines show restricted unit awards made under our Incentive Compensation Plan, as described in the narrative following this table. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP awards

The short-term MIP awards granted for fiscal year 2013 were based on EVA achievement compared to a target of $(5.0) million. In March 2013, the Compensation Committee certified the performance results, and the awards were earned at 106% of target.

Performance unit awards

The performance unit awards granted in fiscal year 2013 can be earned based on the achievement of certain TSR levels for fiscal years 2013 through 2015 relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price of our Class A Common Stock and dividends paid during the performance period and is stated as a compound annual rate relative to the trading price just prior to the beginning of the performance period.

The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual percentile does not fall directly on a percentile listed in the table. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Relative TSR	30th percentile	50th percentile	80th percentile

At the end of fiscal year 2015, the number of performance units earned, if any, will be issued as Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted unit awards

Each of the named executive officers received a restricted unit award in fiscal year 2013 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2015. Dividend equivalents will be paid on these units during the vesting period.

Mr. Keane received an additional restricted unit award in connection with his promotion from President of the Steelcase Group for the Americas, Europe, the Middle East and Africa to Chief Operating Officer. This award will vest on October 29, 2015. Dividend equivalents will be paid on these units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2013, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2013 of $13.79 per share.

Fiscal Year 2013 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Hackett:
Restricted units	66,250 (1)	$913,588
Restricted units	76,250 (2)	$1,051,488
Performance units			397,500 (3)	$5,481,525
Performance units			457,500 (4)	$6,308,925

David C. Sylvester:
Restricted units	26,400 (1)	$364,056
Restricted units	31,350 (2)	$432,317
Performance units			107,200 (3)	$1,478,288
Performance units			127,300 (4)	$1,755,467

James P. Keane:
Restricted units	23,100 (1)	$318,549
Restricted units	15,000 (1)	$206,850
Restricted units	33,000 (2)	$455,070
Restricted units	100,000 (5)	$1,379,000
Performance units			93,800 (3)	$1,293,502
Performance units			134,000 (4)	$1,847,860

Sara E. Armbruster:
Restricted units	11,550 (1)	$159,275
Restricted units	16,500 (2)	$227,535
Performance units			46,900 (3)	$646,751
Performance units			67,000 (4)	$923,930

Nancy W. Hickey:
Restricted units	20,955 (1)	$288,969
Restricted units	26,400 (2)	$364,056
Performance units			85,090 (3)	$1,173,391
Performance units			107,200 (4)	$1,478,288

(1)	These restricted units will vest at the end of fiscal year 2014.

(2)	These restricted units will vest at the end of fiscal year 2015.

(3)
These performance units can be earned based on our relative TSR performance over fiscal years 2012 through 2014 and, if earned, will vest in full at the end of fiscal year 2014. Because the performance as of the end of fiscal year 2013 was above target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(4)	These performance units can be earned based on our relative TSR performance over fiscal years 2013 through 2015 and, if earned, will vest in full at the end of fiscal year 2015. Because the performance as of the end of fiscal year 2013 was above target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our TSR performance equals or exceeds the 80th percentile of the peer group.

(5)	These restricted units will vest on October 29, 2015.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and performance units) previously granted to the named executive officers which vested during fiscal year 2013. The named executive officers did not exercise any stock options during fiscal year 2013.

Fiscal Year 2013 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Hackett	337,500	$5,136,750
David C. Sylvester	135,000	$2,054,700
James P. Keane	165,000	$2,489,850
Sara E. Armbruster	63,000	$958,860
Nancy W. Hickey	109,500	$1,666,590

(1)
The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Hackett	Executive Supplemental Retirement Plan	22	$3,617,425
	Deferred Compensation Agreement	Not applicable	$524,454
David C. Sylvester	Executive Supplemental Retirement Plan	5	$1,560,429
James P. Keane	Executive Supplemental Retirement Plan	11	$1,904,772
Sara E. Armbruster	Executive Supplemental Retirement Plan	0	$967,747
Nancy W. Hickey	Executive Supplemental Retirement Plan	16	$1,880,529

(1)
The numbers shown in this column for the Executive Supplemental Retirement Plan represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2013. Eligibility and benefits under this plan are based on age and continuous years of service with our company, as well as a vesting schedule, as described in the narrative following this table.

(2)
The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the applicable plan or agreement as of the end of fiscal year 2013. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which are disclosed in Note 13 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2013 filed with the SEC on April 19, 2013.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•
five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years prior to retirement, death or total disability plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of continuous service with our company equals or exceeds 80. None of the named executive officers is age 65 or older, but James P. Hackett and Nancy W. Hickey meet the requirements for early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she qualified for retirement and retired at that point.

Deferred Compensation Agreement

We have an individual deferred compensation agreement with James P. Hackett under which he deferred a portion of his compensation from March 1996 to February 2001. This is an unfunded arrangement and is similar to other arrangements we entered into around the same time with other senior employees.

Under his agreement, Mr. Hackett deferred an aggregate of $250,000, and after he reaches age 70 in 2025, he will receive a payment of $300,000 per year for a period of 15 years. This payment stream reflects an implied annual rate of return of approximately 8.55%. If Mr. Hackett dies before age 70, his heirs would be entitled to receive reduced payments under his agreement, and in the event his employment is terminated for cause, we would pay him only the original amount he deferred.

Deferred Compensation

The following table shows information for fiscal year 2013 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (4)

James P. Hackett	$—	$10,000	$26,126	$—	$291,348
David C. Sylvester	$—	$10,000	$6,595	$—	$69,860
James P. Keane	$—	$10,000	$14,532	$—	$239,433
Sara E. Armbruster	$12,500	$10,000	$8,287	$—	$96,624
Nancy W. Hickey	$58,578	$10,000	$83,418	$—	$948,755

(1)
The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. Of the total amounts shown, $12,486 for Ms. Armbruster and $35,049 for Ms. Hickey are reported as compensation in fiscal year 2013 in the Summary Compensation Table.

(2)
The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2013. All of such amounts are reported as compensation for the officers in fiscal year 2013 in the All Other Compensation Column of the Summary Compensation Table.

(3)
The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)
The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $142,679 for James P. Hackett, $33,990 for David C. Sylvester, $113,289 for James P. Keane, $0 for Sara E. Armbruster and $431,903 for Nancy W. Hickey were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2013, we made an annual contribution to participants bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 22, 2013, the last day of our fiscal year 2013.

The various circumstances under which payments would have been made are categorized as follows:

•
Retirement – meaning the officer voluntarily terminated his or her employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus years of continuous service at our company equals or exceeds 80. James P. Hackett and Nancy W. Hickey were the only named executive officers who were eligible to receive certain retirement or early retirement benefits as of February 22, 2013, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.

•
Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Stock Awards (2)	SERP (3)	Other Benefits (4)	Excise Tax Gross Up (5)	Total

James P. Hackett
Retirement	$—	$12,193,290	$3,617,425	$—	$—	$15,810,715
Death or disability	$—	$7,270,888	$3,617,425	$—	$—	$10,888,313
Termination without cause	$3,800,000	$12,193,290	$3,617,425	$37,887	$—	$19,648,602
Change in control	$—	$4,843,738	$—	$—	$—	$4,843,738
Termination after change in control	$5,700,000	$4,843,738	$3,618,353	$37,887	$—	$14,199,978

David C. Sylvester:
Death or disability	$—	$2,539,692	$1,159,547	$—	$—	$3,699,239
Termination without cause	$782,838	$796,373	$—	$28,385	$—	$1,607,596
Change in control	$—	$1,581,699	$—	$—	$—	$1,581,699
Termination after change in control	$1,565,676	$1,581,699	$1,705,216	$28,385	$—	$4,880,976

James P. Keane:
Death or disability	$—	$4,157,639	$2,288,172	$—	$—	$6,445,811
Termination without cause	$1,092,500	$2,359,469	$—	$45,527	$—	$3,497,496
Change in control	$—	$3,098,599	$—	$—	$—	$3,098,599
Termination after change in control	$2,185,000	$3,098,599	$2,107,289	$45,527	$—	$7,436,415

Sara E. Armbruster:
Death or disability	$—	$1,203,147	$—	$—	$—	$1,203,147
Termination without cause	$586,960	$386,810	$—	$45,156	$—	$1,018,926
Change in control	$—	$756,368	$—	$—	$—	$756,368
Termination after change in control	$1,173,920	$756,368	$1,059,277	$45,156	$642,144	$3,676,865

Nancy W. Hickey:
Retirement	$—	$2,970,288	$1,880,529	$—	$—	$4,850,817
Death or disability	$—	$2,067,367	$1,880,529	$—	$—	$3,947,896
Termination without cause	$722,133	$2,970,288	$1,880,529	$45,527	$—	$5,618,477
Change in control	$—	$1,290,523	$—	$—	$—	$1,290,523
Termination after change in control	$1,444,266	$1,290,523	$1,881,543	$45,527	$—	$4,661,859

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:

◦	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:

◦	in the event of a termination without cause, one times the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)
Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted units and unearned performance units continue to vest and be earned in accordance with their terms following retirement. For James P. Hackett and Nancy W. Hickey, the amount shown in the “Retirement” row represents the number of restricted units he or she held as of February 22, 2013, multiplied by the market price of our Class A Common Stock on that date, and the value reflected for Mr. Hackett’s and Ms. Hickey’s performance units is based on the level of performance through February 22, 2013 against performance goals for those awards and using the market price of our stock on that date.

(3)
SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James P. Hackett and Nancy W. Hickey, represent the present value of the benefits each would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2013 Pension Benefits Table.

The amounts shown in this column in the "Death or disability" row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of total disability. In the event of death, the present values of the benefits that would be received are slightly lower and are as follows: James P. Hackett $3,583,407; David C. Sylvester $1,154,407; James P. Keane $2,276,012; Sara E. Armbruster $0; and Nancy W. Hickey $1,848,189.
The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(4)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

•
a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months.

(5)
Excise Tax Gross-Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP awards for fiscal year 2013, not as severance or an acceleration of benefits but because they were employees for the full fiscal year;

•	the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•
the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2013 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to receive certain healthcare benefits, as described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices;” and

•	other welfare benefits, such as a family death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

The Potential Payments upon Termination or Change in Control table does not include any payments that would be made to James P. Hackett pursuant to his individual deferred compensation agreement with us, as payments under that agreement are not triggered by termination of employment or a change in control, other than the return of the amounts he deferred in the case of a termination for cause.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of May 20, 2013 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	68,975	*	—	—
Lawrence J. Blanford	—	—	—	—
William P. Crawford (2)	262,632	*	4,490,545	12.5%
Connie K. Duckworth	17,216	*	—	—
James P. Hackett (3)	279,409	*	81,900	*
Nancy W. Hickey (4)	163,401	*	—	—
R. David Hoover	15,070	*	—	—
David W. Joos (5)	11,400	*	—	—
James P. Keane	233,533	*	—	—
Elizabeth Valk Long (6)	1,575	*	—	—
Robert C. Pew III (7)	57,652	*	5,242,290	14.6%
Cathy D. Ross	3,228	*	—	—
David C. Sylvester (8)	183,140	*	—	—
Peter M. Wege II	130,083	*	—	—
P. Craig Welch, Jr. (9)	79,355	*	6,417,905	17.9%
Kate Pew Wolters (10)	38,257	*	5,412,627	15.1%
Directors and executive officers as a group (18 persons) (11)	1,659,140	1.9%	21,645,267	60.4%

* Less than 1%

(1)
If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

William P. Crawford	4,753,177	5.1%
James P. Hackett	361,309	*
Robert C. Pew III	5,299,942	5.7%
P. Craig Welch, Jr.	6,497,260	6.9%
Kate Pew Wolters	5,450,884	5.8%
Directors and executive officers as a group (18 persons)	23,304,407	21.3%

* Less than 1%

(2)
Includes (a) 262,222 shares of Class A Common Stock and 494,842 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 2,022,915 shares of Class B Common Stock of which Mr. Crawford shares the power to dispose. Of the shares reported, 262,222 shares of Class A Common Stock and 800,360 shares of Class B Common Stock are pledged as security. These shares were pledged prior to the restrictions on stock pledging adopted by the Board of Directors in January 2013.

(3)	Includes 19,241 shares of Class A Common Stock and 4,660 shares of Class B Common Stock of which Mr. Hackett shares the power to vote and dispose.

(4)	Includes 220 shares of Class A Common Stock of which Ms. Hickey shares the power to vote and dispose.

(5)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(6)	Includes 1,400 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(7)
Includes (a) 1,166 shares of Class A Common Stock and 295,955 shares of Class B Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 3,002,851 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose. Of the shares reported, 234,400 shares of Class B Common Stock are pledged as security. These shares were pledged prior to the restrictions on stock pledging adopted by the Board of Directors in January 2013.

(8)	Includes 6,000 shares of Class A Common Stock of which Mr. Sylvester shares the power to vote and dispose.

(9)
Includes (a) 3,637,285 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) 1,422 shares of Class A Common Stock and 2,046,220 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(10)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(11)	Includes all thirteen directors and all seven executive officers, only five of whom are named in the table. The numbers shown include the shares described in notes (2) through (10) above.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 20, 2013 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in their beneficial ownership after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2012 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 20, 2013.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp and Fifth Third Bank— an Ohio Banking Corporation (2)	3,261,134	3.7%	22,444,610	62.6%
WEDGE Capital Management L.L.P. (3)	6,338,038	7.2%	—	—
The Bank of New York Mellon Corporation (4)	5,248,122	6.0%	—	—
The Vanguard Group, Inc. (5)	5,070,041	5.8%	—	—
LSV Asset Management (6)	4,806,409	5.5%	—	—
Anne Hunting (7)	117,486	*	4,476,971	12.5%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (8)	1,258,491	1.4%	3,000,000	8.4%
Carl W. Dufendach (9)	1,300	*	3,429,905	9.6%
John R. Hunting (10)	244,877	*	2,745,688	7.7%
Beldon II Fund (11)	—	—	2,135,221	6.0%

* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of its, his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp and Fifth Third Bank – an Ohio Banking Corporation	25,705,744	23.3%
Anne Hunting	4,594,457	5.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.7%
Carl W. Dufendach	3,431,205	3.8%
John R. Hunting	2,988,565	3.3%
Beldon II Fund	2,135,221	2.4%

(2)
The address of Fifth Third Bancorp and Fifth Third Bank – an Ohio Banking Corporation is Fifth Third Center, Cincinnati, OH 45263. We refer to Fifth Third Bancorp and Fifth Third Bank – an Ohio Banking Corporation collectively as “Fifth Third.” Includes (a) 1,031,484 shares of Class A Common Stock and 7,769,532 shares of Class B Common Stock of which Fifth Third shares the power to vote and (b) 2,069,219 shares of Class A Common Stock and 20,022,961 shares of Class B Common Stock of which Fifth Third shares the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees.

(3)
The address of WEDGE Capital Management L.L.P. is 301 S. College Street, Suite 2920, Charlotte, NC 28202-6002. WEDGE Capital Management L.L.P. has the sole power to vote only 5,222,633 shares of Class A Common Stock.

(4)
The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286. The Bank of New York Mellon Corporation has the sole power to vote only 5,006,804 shares of Class A Common Stock, the sole power to dispose of only 4,563,041 shares of Class A Common Stock and the shared power to dispose of 684,447 shares of Class A Common Stock.

(5)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has the sole power to vote only 127,784 shares of Class A Common Stock and the shared power to dispose of 123,584 shares of Class A Common Stock.

(6)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(7)
The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(8)
The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

(9)
The address of Mr. Dufendach is 111 Lyon St. NW, Suite 900, Grand Rapids, MI 49503. The information reported for Mr. Dufendach is based upon a Schedule 13G amendment dated December 31, 2012 and subsequent transactions known to us.

(10)
The address of Mr. Hunting is 2000 P. St., Washington DC 20036. Mr. Hunting has the shared power to vote and dispose of 2,212,363 shares. The information reported for Mr. Hunting is based upon a Schedule 13G dated June 18, 1998 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Mr. Hunting after June 18, 1998.

(11)
The address of Beldon II Fund is 2000 P. St., Washington DC 20036. The information reported for Beldon II Fund is based upon a Schedule 13G dated June 18, 1998. No further shareholding information has been reported by Beldon II Fund after June 18, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that for transactions during fiscal year 2013, all Section 16(a) reports were filed on a timely basis except that one transaction on one Form 4 was reported late for Mr. James P. Keane.

SUPPLEMENTAL INFORMATION
Voting

Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions will be counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval.

•	In order to be elected, the director nominees must receive the affirmative vote of a majority of the votes cast at the meeting.

•
Proposal 2 is an advisory vote which is not binding on our company or our Board of Directors. In order to be approved, this proposal must receive the affirmative vote of the majority of the votes cast at the Meeting for the proposal.

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. The election of directors and Proposal 2 are non-routine matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on the election of directors or Proposal 2, your shares will not be treated as votes cast in determining the outcome of those matters.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal.

Solicitation of Proxies

Our company will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

Independent Auditor

Deloitte & Touche LLP served as our independent auditor for fiscal year 2013 and is expected to be selected as our independent auditor for fiscal year 2014. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President,
Chief Legal Officer and Secretary
Grand Rapids, Michigan
June 5, 2013

steelcase inc

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

Access the Internet voting site: www.proxyvote.com.

Call 1-800-690-6903 toll-free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on July 16, 2013.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on July 17, 2013 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M60172-TBD — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

	For All	Withhold All	For All Except
1. Election of eleven directors (terms expiring in 2014)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lawrence J. Blanford
02) William P. Crawford
03) Connie K. Duckworth
04) James P. Hackett
05) R. David Hoover
06) David W. Joos
07) James P. Keane
08) Elizabeth Valk Long
09) Robert C. Pew III
10) Cathy D. Ross
11) P. Craig Welch, Jr.

The Steelcase Inc. Board of Directors recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation	☐	☐	☐

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com. ☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2013 Steelcase Inc. Annual Meeting of Shareholders

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH HERE

M60173-TBD

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Hackett, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 17, 2013 or any adjournment or postponement thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposal 2.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)